Exhibit 99.1

Media Contact:

Dana Stelsel

Corporate Communications Manager

(765) 771-5766

dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National Announces Pricing of Notes Offering

LAFAYETTE, Ind. — September 15, 2017 – Wabash National Corporation (NYSE: WNC) today announced the pricing of its previously announced private offering of $325 million aggregate principal amount of senior unsecured notes due 2025 (the “Notes”).

The Notes will bear interest at a rate of 5.50% and are being issued at par. Wabash National intends to use the net proceeds of the Notes to fund a portion of the purchase price for the previously announced pending acquisition of Supreme Industries, Inc. and to pay related fees and expenses. The offering is not conditioned upon the completion of the acquisition of Supreme. However, the Notes will be subject to a special mandatory redemption if the Supreme acquisition is not consummated. The closing of the Notes offering is expected to occur on September 26, 2017, subject to customary closing conditions.

The Notes will be guaranteed on a senior unsecured basis by certain of Wabash National’s domestic subsidiaries. The Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Notes and related guarantees may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes and related guarantees will be offered only to persons reasonably believed to be “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Safe Harbor

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Wabash National’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, all statements regarding Wabash National’s plans to acquire Supreme Industries and the Notes offering. These and other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by Wabash National in this press release and its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.